Exhibit 5.2

Re: Consent of Independent Engineers

November 3, 2023

We refer to our report dated February 7, 2023 and effective December 31, 2022, evaluating the crude oil, natural gas liquids and natural gas reserves attributable to Crescent Point Energy Corp. (the “Company”) as of December 31, 2022 (the “Annual Report”). We also refer to our report dated March 27, 2023 with an effective date of May 1, 2023, prepared in connection with Crescent Point’s acquisition of Spartan Delta Corp.’s Montney assets in Alberta (together with the Annual Report, the “Reports”).

We hereby consent to the references to our name in the Company's registration statement on Form F-10 and related prospectus to be filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (together, the “Registration Statement”).

We also confirm that we have read the Registration Statement, and that we have no reason to believe that there are any misrepresentations in the information contained therein that was derived from the Reports or that is within our knowledge as a result of the services we performed in connection with such Reports.

Sincerely,

MCDANIEL & ASSOCIATES CONSULTANTS LTD.

/s/ Michael J. Verney
Michael J. Verney, P. Eng.
Executive Vice President